Exhibit 10.1

AMENDMENT NO. 2

TO AUTOMATIC ANNUITY REINSURANCE AGREEMENT

This AMENDMENT NO. 2 TO AUTOMATIC ANNUITY REINSURANCE AGREEMENT, dated as of June 1, 2006 (“Amendment No. 2”) is by and between ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK (the “Cedent”) and ALLSTATE LIFE INSURANCE COMPANY (the “Reinsurer”).

WHEREAS, the Cedent and the Reinsurer entered into that certain Automatic Annuity Reinsurance Agreement dated as of January 2, 2004 (as subsequently amended, the “Agreement”), whereby the Cedent ceded to the Reinsurer 100% of liabilities arising out of certain variable annuity policy riders issued by the Cedent.

WHEREAS, the Cedent and Reinsurer entered into Amendment No.1 to the Agreement, effective January 1, 2005.

WHEREAS, the parties mutually desire to terminate the Agreement and to have the Cedent fully recapture all liabilities ceded pursuant to the Agreement (the “Policy Liabilities”), upon the terms and conditions set forth in this Amendment No. 2.

NOW THEREFORE, in consideration of the above stated premises and the mutual agreements set forth below, the parties agree as follows:

1.              The Cedent and the Reinsurer agree that the Agreement shall be deemed terminated as of 11:59 p.m. on June 1, 2006 (“Recapture Date”).  Furthermore, as of the Recapture Date, the Cedent shall be deemed to have recaptured all Policy Liabilities from the Reinsurer.  As such, as of the Recapture Date, the Reinsurer shall be deemed to have;

(i)                                     ceded, transferred, and assigned to the Cedent all Policy Liabilities; and

(ii)                                  sold, transferred, and assigned to the Cedent, any and all of the Reinsurer’s right, title, and interest in and to all gross premiums, premium adjustments, amounts recoverable from reinsurers, and other similar payments and receivables that are or may be due or payable  under the Reinsured Riders.

The parties shall cooperate with each other in delivering such other documents, instruments and certificates as the other party may reasonably request to further effectuate this recapture.

The Cedent and the Reinsurer agree that this recapture is being effected by mutual agreement under the terms of this Amendment No. 2.  The terms of Article IX of the Agreement are inapplicable to this recapture.

2.              Within forty-five (45) calendar days following the Recapture Date, the Reinsurer shall transfer to the Cedent cash or invested assets including accrued interest with market value equal to the statutory reserves associated with the recaptured liabilities.  The applicable portion of these items will be calculated as of the Recapture Date.

Initially capitalized terms not otherwise defined herein shall have the same meaning as set forth in the Agreement.

IN WITNESS HEREOF, the parties hereto have caused this AMENDMENT NO. 2 TO AUTOMATIC ANNUITY REINSURANCE AGREEMENT to be executed by their respective duly authorized officers as of the date first above written.

ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK

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ALLSTATE LIFE INSURANCE COMPANY

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